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Cboe Global Markets Reports Results for Second Quarter 2020

Second Quarter 2020 Highlights*

●	Diluted EPS for the Quarter of $1.03, Up 32 Percent
●	Adjusted Diluted EPS¹ for the Quarter of $1.31, Up 16 Percent
●	Net Revenue for the Quarter of $296.9 Million, Up 5 Percent
●	Set New Quarterly Highs for U.S. Equities and Multi-listed Options Volume
●	EBITDA Margin¹ for the Quarter of 67.9 Percent, Up 560 bps
●	Adjusted EBITDA Margin¹ for the Quarter of 71.1 Percent, Up 270 bps
●	Returned $139 Million to Shareholders Through Share Repurchases and Dividends

CHICAGO, IL – July 31, 2020 - Cboe Global Markets, Inc. (Cboe: CBOE) today reported financial results for the second quarter of 2020.

“I am pleased to report solid financial results for the quarter, clearly highlighting the strength of the diversification of our revenues from multiple asset classes and non-transactional services.  We achieved record trading volumes in U.S. cash equities and multi-listed options, fueled by growth in retail trading activity.  Amid an ongoing work from home environment, we continued to execute on our strategic initiatives, including our focus on expanding our global access and distribution and engaging customers via information solutions.  On July 1, we closed our acquisition of EuroCCP and announced our intention to expand equities derivatives trading in Europe by offering a market model that incorporates benefits seen in the U.S. derivatives market.  We plan to launch that market with trading in equity futures and options based on six Cboe European stock indices in the first half of 2021, with plans to add more benchmarks later.  We also completed the acquisition of Trade Alert to further bolster Cboe’s diverse suite of information solutions and announced plans to acquire MATCHNow, a leading Canadian ATS, broadening Cboe’s North American equities business and expanding our geographic reach,” said Edward T. Tilly, Cboe Global Markets Chairman, President and Chief Executive Officer.

“In addition, we successfully reopened our Cboe Options Exchange trading floor on June 15, with a modified floor layout and stringent health and safety protocols, after operating in an all-electronic trading mode since March 16.  I am extremely proud of what we have accomplished.  Moreover, I am bullish on our ability to continue to deliver increased value to our customers and our shareholders given the strength of our results even in an unprecedented market and uniquely challenging trading environment for our proprietary products,” Mr. Tilly added.

“We achieved net revenue growth of 5 percent, despite muted volumes in our proprietary products, reflecting the diversification of our revenues and asset classes, as well as the incremental revenue from the acquisitions we completed in the first quarter that enhanced our information solutions offering.  Additionally, our continued focus on expense discipline resulted in an adjusted EBITDA margin in excess of 71 percent for the quarter,” said Brian N. Schell, Cboe Global Markets Executive Vice President, Chief Financial Officer and Treasurer.  “During the quarter, we maintained our ongoing commitment to returning capital to shareholders in a disciplined and consistent manner with $100 million of share repurchases and $39 million of dividends as well as increasing our share repurchase authorization by $250 million,” Mr. Schell added.

*All comparisons are second quarter 2020 compared to the same period in 2019.

(1)A full reconciliation of our non-GAAP results to our GAAP results is included in the attached tables. See "Non-GAAP Information" in the accompanying financial tables.

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Consolidated Second Quarter Results -Table 1

Table 1 below presents summary selected unaudited condensed consolidated financial information for the company as reported and on an adjusted basis for the three months ended June 30, 2020 and 2019.

Table 1
Consolidated Second Quarter Results					2Q20	2Q19
($ in millions except per share)	2Q20	2Q19	Change		Adjusted[1]	Adjusted[1]	Change
Total Revenues Less Cost of Revenues	$296.9	$283.2	5%		$296.9	$283.2	5%
Total Operating Expenses	$135.2	$158.0	(14)%		$95.8	$103.1	(7)%
Operating Income	$161.7	$125.2	29%		$201.1	$180.1	12%
Operating Margin %	54.5%	44.2%	10.3	pp	67.7%	63.6%	4.1	pp
Net Income Allocated to Common Stockholders	$113.3	$87.6	29%		$143.3	$125.7	14%
Diluted EPS	$1.03	$0.78	32%		$1.31	$1.13	16%
EBITDA[1]	$201.6	$176.4	14%		$211.0	$193.6	9%
EBITDA Margin %[1]	67.9%	62.3%	5.6	pp	71.1%	68.4%	2.7	pp

●	Total revenues less cost of revenues (referred to as “net revenue”) of $296.9 million increased 5 percent compared to $283.2 million in the prior-year period, reflecting higher market data fees, primarily due to revenue contributed from the acquisitions of Hanweck and FT Options in the first quarter of 2020, and record quarterly trading volumes in U.S. equities and multi-listed options.
●	Total operating expenses were $135.2 million versus $158.0 million in the second quarter of 2019. Adjusted operating expenses¹ of $95.8 million decreased 7 percent compared with $103.1 million in the second quarter of 2019, primarily reflecting decreases in professional fees and outside services and travel and promotional expenses.
●	Operating income increased by 29 percent to $161.7 million and adjusted operating income¹ increased by 12 percent to $201.1 million as a result of higher net revenue and lower operating expenses.
●	The operating margin for the second quarter was 54.5 percent compared to 44.2 percent in the second quarter of 2019. The adjusted operating margin¹ for the second quarter was 67.7 percent, up 410 basis points from 2019’s second quarter, reflecting increased operating leverage from higher net revenue.
●	The effective tax rate for the second quarter of 2020 was 27.5 percent compared with 29.3 percent in the second quarter of 2019. The effective tax rate on adjusted earnings¹ in the second quarter of 2020 was 26.7 percent compared with 27.7 percent in last year’s second quarter. The company recognized a lower effective tax rate for the second quarter of 2019 due to the benefit of foreign-derived intangible income.
●	Diluted EPS for the second quarter of 2020 was $1.03, up 32 percent. Adjusted diluted EPS[1] of $1.31 increased 16 percent compared to 2019’s second-quarter results.

Business Segment Information:

Table 2
Total Revenues Less Cost of Revenues by
Business Segment
(in millions)	2Q20	2Q19	Change
Options	$150.6	$140.8	7%
U.S. Equities	90.6	74.1	22%
Futures	20.9	32.6	(36)%
European Equities	21.1	22.4	(6)%
Global FX	13.7	13.1	5%
Corporate	-	0.2	-%
Total	$296.9	$283.2	5%

(1) A full reconciliation of our non-GAAP results to our GAAP results is included in the attached tables. See "Non-GAAP Information” in the accompanying financial tables.

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Discussion of Results by Business Segment:

Options:

●	Options net revenue of $150.6 million was up $9.8 million or 7 percent from the second quarter of 2019, primarily due to higher net transaction fees[1] and market data revenue, offset somewhat by a decrease in royalty fees.
●	Net transaction fees¹ increased $4.7 million, as total options average daily volume (ADV) increased 36 percent, driven by a new quarterly trading record for multi-listed options, offset somewhat by a 24 percent decline in revenue per contract (RPC) compared to the second quarter 2019. The decrease in total options RPC was mainly due to a mix shift, with multi-listed options representing a higher percentage of total options volume. The RPC for multi-listed options decreased 12 percent, primarily due to higher volume rebates versus the second quarter of 2019. The RPC for index options increased 18 percent, primarily reflecting a shift in the product mix as well as fee changes implemented in the first quarter and a temporary realignment of fees during the second quarter in response to the trading floor closure.
●	Cboe’s Options business had total market share of 36.0 percent for the second quarter of 2020 compared to 37.7 percent in the second quarter of 2019, reflecting a mix shift in trading volume resulting from a higher percentage of ADV from multi-listed options versus index options. Cboe’s multi-listed options market share for the quarter increased to 32.1 percent compared to 30.8 percent in the second quarter of 2019.

U.S. Equities:

●	U.S. Equities net revenue of $90.6 million was up $16.5 million or 22 percent, primarily due to higher revenue from net transaction fees[1], as well as higher revenue from non-transaction fees.
●	Cboe U.S. Equities had market share of 16.1 percent for the second quarter of 2020 compared to 15.7 percent in the second quarter of 2019. The increase primarily resulted from strong response to our retail priority offering and pricing adjustments implemented in 2019 and 2020.

Futures:

●	Futures net revenue of $20.9 million decreased $11.7 million or 36 percent, primarily due to a decline in net transaction fees[1].
●	Net transaction fees¹ decreased $12.5 million or 44 percent, reflecting a 44 percent decrease in ADV, while RPC was relatively unchanged.

European Equities:

●	European Equities net revenue of $21.1 million decreased by 6 percent, reflecting a decrease in net transaction fees[1], offset somewhat by higher access and capacity fees. In local currency, net revenue was down 2 percent. Average daily notional value (ADNV) for the overall market was down 2 percent during the quarter and ADNV traded for Cboe Europe was €6.3 billion, down 24 percent from last year’s second quarter, with net capture up 11 percent.
●	For the second quarter of 2020, Cboe European Equities had 15.8 percent market share, down from 20.3 percent in the second quarter of 2019, primarily as a result of market profile shifts and short sale bans, which impacted order flow to Cboe.

Global FX:

●	Global FX net revenue of $13.7 million increased 5 percent, primarily due to higher access and capacity fees and net transaction fees[1] compared with the second quarter of 2019. ADNV traded on the Cboe FX platform was $31.8 billion for the quarter, down 2 percent from last year’s second quarter. The decline in ADNV was offset by a 5 percent increase in net capture, with net capture per one million dollars traded of $2.77 for second quarter 2020 compared to $2.65 in the second quarter 2019.
●	Cboe FX market share reached a record high of 16.4 percent for the quarter compared to 15.2 percent in last year’s second quarter.

(1)A full reconciliation of our non-GAAP results to our GAAP results is included in the attached tables. See "Non-GAAP Information” in the accompanying financial tables.

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2020 Fiscal Year Financial Guidance

The company updated or reaffirmed its guidance for the 2020 fiscal year as noted below.  This guidance takes into account the company’s acquisition of EuroCCP that closed on July 1, 2020 and its investment in launching pan-European derivatives trading and clearing, which is subject to regulatory approval.

●	Adjusted operating expenses are now expected to be in the range of $436 to $444 million, up $17 million from the previous guidance of $419 to $427 million, primarily reflecting the addition of EuroCCP and expenses related to the launch of pan-European derivatives trading and clearing. The guidance excludes the expected amortization of acquired intangible assets of $120 million, which the company plans to include in its non-GAAP reconciliation.¹
●	Reaffirmed that depreciation and amortization expense, which is included in adjusted operating expenses above, is expected to be in the range of $34 to $38 million, excluding the expected amortization of acquired intangible assets of $120 million.
●	Reaffirmed that the effective tax rate¹ on adjusted earnings for the full year is expected to be in the range of 26.5 to 28.5 percent, however, it is now expected to be at the higher end of the range in the third quarter of 2020. Significant changes in trading volume, expenses, federal, state and local tax laws or rates and other items could materially impact this expectation.
●	Reaffirmed that capital expenditures are expected to be in the range of $65 to $70 million, which includes expenditures associated with the company’s Chicago headquarters relocation occurring later this year and its trading floor relocation planned for 2021.

(1)Specific quantifications of the amounts that would be required to reconcile the company’s adjusted operating expenses guidance and the effective tax rate on adjusted earnings guidance are not available. The company believes that there is uncertainty and unpredictability with respect to certain of its GAAP measures, primarily related to acquisition-related expenses that would be required to reconcile to GAAP operating expenses and GAAP effective tax rate, which preclude the company from providing accurate guidance on certain forward-looking GAAP to non-GAAP reconciliations. The company believes that providing estimates of the amounts that would be required to reconcile the range of the company’s adjusted operating expenses and the effective tax rate on adjusted earnings would imply a degree of precision that would be confusing or misleading to investors for the reasons identified above.

Capital Management

As previously announced, on June 10, 2020, the Board of Directors authorized the company to repurchase up to an additional $250 million of its outstanding common stock.

The company paid cash dividends of $39.5 million, or $0.36 per share, during the second quarter of 2020 and utilized $99.8 million to repurchase 1.0 million shares of its common stock under its share repurchase program at an average price of $100.54 per share.  As of June 30, 2020, the company had approximately $329.9 million of availability remaining under its existing share repurchase authorizations.

At June 30, 2020, the company had adjusted cash2 of $176.3 million. Total debt as of June 30, 2020 was $868.6 million.

(2)A full reconciliation of our non-GAAP results to our GAAP results is included in the attached tables. See "Non-GAAP Information” in the accompanying financial tables.

Earnings Conference Call

Executives of Cboe Global Markets will host a conference call to review its second-quarter financial results today, July 31, 2020, at 8:30 a.m. ET/7:30 a.m. CT. The conference call and any accompanying slides will be publicly available via live webcast from the Investor Relations section of the company’s website at www.cboe.com under Events & Presentations. Participants may also listen via telephone by dialing (877) 255-4313 from the United States, (866) 450-4696 from Canada or (412) 317-5466 for international callers. Telephone participants should place calls 10 minutes prior to the start of the call. The webcast will be archived on the company’s website for replay. A telephone replay of the earnings call also will be available from approximately 11:00 a.m. CT, July 31, 2020, through 11:00 p.m. CT, August 7, 2020, by calling (877) 344-7529 from the U.S., (855) 669-9658 from Canada or (412) 317-0088 for international callers, using replay code 10144993.

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About Cboe Global Markets

Cboe Global Markets (Cboe: CBOE) is one of the world’s largest exchange holding companies, offering cutting-edge trading and investment solutions to investors around the world. The company is committed to defining markets to benefit its participants and drive the global marketplace forward through product innovation, leading edge technology and seamless trading solutions.

The company offers trading across a diverse range of products in multiple asset classes and geographies, including options, futures, U.S. and European equities, exchange-traded products (ETPs), global foreign exchange (FX) and volatility products based on the Cboe Volatility Index (VIX Index), recognized as the world’s premier gauge of U.S. equity market volatility.

Cboe’s subsidiaries include the largest options exchange and the third largest stock exchange operator in the U.S. In addition, the company operates one of the largest stock exchanges by value traded in Europe and is a leading market globally for ETP listings and trading.

The company is headquartered in Chicago with a network of domestic and global offices across the Americas, Europe and Asia, including main hubs in New York, London, Kansas City and Amsterdam. For more information, visit www.cboe.com.

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Cautionary Statements Regarding Forward-Looking Information

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve a number of risks and uncertainties. You can identify these statements by forward-looking words such as “may,” “might,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” and the negative of these terms and other comparable terminology. All statements that reflect our expectations, assumptions or projections about the future other than statements of historical fact are forward-looking statements. These forward-looking statements, which are subject to known and unknown risks, uncertainties and assumptions about us, may include projections of our future financial performance based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from those expressed or implied by the forward-looking statements.

We operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible to predict all risks and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

Some factors that could cause actual results to differ include: the impact of the novel coronavirus (“COVID-19”) pandemic, including changes to trading behavior broadly in the market; the loss of our right to exclusively list and trade certain index options and futures products; economic, political and market conditions; compliance with legal and regulatory obligations; price competition and consolidation in our industry; decreases in trading volumes, market data fees or a shift in the mix of products traded on our exchanges; legislative or regulatory changes; our ability to protect our systems and communication networks from security risks, cybersecurity risks, insider threats and unauthorized disclosure of confidential information; increasing competition by foreign and domestic entities; our dependence on and exposure to risk from third parties; fluctuations to currency exchange rates; our index providers’ ability to maintain the quality and integrity of their indexes and to perform under our agreements; our ability to operate our business without violating the intellectual property rights of others and the costs associated with protecting our intellectual property rights; our ability to attract and retain skilled management and other personnel; our ability to minimize the risks, including our credit and default risks, associated with operating a European clearinghouse; our ability to accommodate trading volume and transaction traffic, including significant increases, without failure or degradation of performance of our systems; misconduct by those who use our markets or our products; challenges to our use of open source software code; our ability to meet our compliance obligations, including managing potential conflicts between our regulatory responsibilities and our for-profit status; damage to our reputation; the ability of our compliance and risk management methods to effectively monitor and manage our risks; our ability to manage our growth and strategic acquisitions or alliances effectively; restrictions imposed by our debt obligations; our ability to maintain an investment grade credit rating; impairment of our goodwill, long-lived assets, investments or intangible assets; and the accuracy of our estimates and expectations. More detailed information about factors that may affect our actual results to differ may be found in our filings with the SEC, including in our Annual Report on Form 10-K for the year ended December 31, 2019 and other filings made from time to time with the SEC.

We do not undertake, and we expressly disclaim, any duty to update any forward-looking statement whether as a result of new information, future events or otherwise, except as required by law. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.

The condensed consolidated statements of income and balance sheets are unaudited and subject to reclassification.

Cboe Media Contacts:		Analyst Contact:
Angela Tu	Tim Cave	Debbie Koopman
(646) 856-8734	+44 (0) 7593 506 719	(312) 786-7136
atu@cboe.com	tcave@cboe.com	dkoopman@cboe.com

CBOE-F

Trademarks:

Cboe®, Cboe Global Markets®, Bats®, BZX®, BYX®, EDGX®, EDGA®, Cboe Volatility Index® and VIX® are registered trademarks of Cboe Global Markets, Inc. and its subsidiaries. All other trademarks and service marks are the property of their respective owners.

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Cboe Global Markets, Inc.

Key Performance Statistics by Business Segment

	2Q 2020	1Q 2020	4Q 2019	3Q 2019	2Q 2019
Options (ADV in thousands)
Total industry ADV	27,649	28,014	19,492	19,790	19,274
Total company Options ADV	9,944	10,731	7,297	7,720	7,261
Multi-listed options	8,354	8,069	5,552	5,715	5,329
Index options	1,590	2,663	1,745	2,005	1,932
Total Options Market Share	36.0%	38.3%	37.4%	39.0%	37.7%
Multi-listed options	32.1%	31.9%	31.3%	32.2%	30.8%
Index options	99.4%	99.2%	99.0%	99.1%	99.2%
Total Options RPC:	$0.182	$0.234	$0.225	$0.236	$0.238
Multi-listed options	$0.051	$0.053	$0.055	$0.056	$0.058
Index options	$0.870	$0.781	$0.766	$0.751	$0.736

U.S. Equities
Total industry ADV (shares in billions)	12.4	11.0	6.8	6.9	6.9
Market share %	16.1%	16.7%	16.4%	17.2%	15.7%
Net capture (per 100 touched shares)	$0.025	$0.026	$0.023	$0.020	$0.028

Futures
ADV (in thousands)	144	331	228	279	257
RPC	$1.743	$1.750	$1.794	$1.746	$1.748

European Equities
Total industry ADNV (Euros - in billions)	€40.1	€51.5	€35.1	€34.2	€40.8
Market share %	15.8%	17.7%	18.4%	19.8%	20.3%
Net capture (bps)	0.248	0.244	0.248	0.233	0.224

Global FX
Market share %	16.4%	15.7%	16.0%	14.1%	15.2%
ADNV ($ in billions)	$31.8	$43.3	$30.1	$30.3	$32.5
Net capture (per one million dollars traded)	$2.77	$2.69	$2.80	$2.80	$2.65

ADV = average daily volume; ADNV = average daily notional value.

RPC, average revenue per contract, for options and futures represents total net transaction fees recognized for the period divided by total contracts traded during the period.

U.S. Equities, "net capture per 100 touched shares" refers to transaction fees less liquidity payments and routing and clearing costs divided by the product of one-hundredth ADV of touched shares on BZX, BYX, EDGX and EDGA and the number of trading days.

European Equities, "net capture per matched notional value" refers to transaction fees less liquidity payments in British pounds divided by the product of matched ADNV in British pounds and the number of trading days.

Global FX, "net capture per one million dollars traded" refers to net transaction fees divided by the product of one-millionth of ADNV traded on the Cboe FX market, the number of trading days, and two, which represents the buyer and seller that are both charged on the transaction. Market Share represents Cboe FX volume divided by the total volume of publicly reporting spot FX venues (Cboe FX, EBS, Refinitiv, and Euronext FX).

Average transaction fees per contract can be affected by various factors, including exchange fee rates, volume-based discounts and transaction mix by contract type and product type.

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Cboe Global Markets, Inc. and Subsidiaries

Condensed Consolidated Statements of Income (Unaudited)

Three Months and Six Months Ended June 30, 2020 and 2019

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions, except per share amounts)	2020	2019	2020	2019
Revenue:
Transaction fees	$618.3	$426.9	$1,279.8	$856.2
Access and capacity fees	55.7	54.5	113.4	108.9
Market data fees	58.7	51.8	114.9	103.4
Regulatory fees	128.7	79.7	265.5	138.4
Other revenue	7.3	7.7	16.6	15.2
Total Revenues	868.7	620.6	1,790.2	1,222.1
Cost of Revenues:
Liquidity payments	415.6	235.8	808.0	479.5
Routing and clearing	17.7	9.2	33.7	18.4
Section 31 fees	119.0	70.3	246.4	118.5
Royalty fees	19.4	21.9	46.8	42.9
Other	0.1	0.2	0.1	0.2
Total Cost of Revenues	571.8	337.4	1,135.0	659.5
Revenues Less Cost of Revenues	296.9	283.2	655.2	562.6
Operating Expenses:
Compensation and benefits	54.9	52.2	108.2	100.3
Depreciation and amortization	38.0	43.7	78.5	90.9
Technology support services	12.5	11.8	24.4	23.7
Professional fees and outside services	12.3	19.2	27.2	35.4
Travel and promotional expenses	0.9	3.0	3.0	5.6
Facilities costs	4.1	3.0	8.2	5.1
Acquisition-related costs	9.4	20.8	10.2	23.1
Other expenses	3.1	4.3	7.4	7.9
Total Operating Expenses	135.2	158.0	267.1	292.0
Operating Income	161.7	125.2	388.1	270.6
Non-operating (Expenses) Income:
Interest expense, net	(7.3)	(10.0)	(14.6)	(19.9)
Other income (expense), net	2.2	4.4	0.6	(4.4)
Total Non-operating Expense	(5.1)	(5.6)	(14.0)	(24.3)
Income Before Income Tax Provision	156.6	119.6	374.1	246.3
Income tax provision	43.0	35.1	103.1	67.7
Net Income	113.6	84.5	271.0	178.6
Net loss attributable to redeemable noncontrolling interest	—	3.8	—	4.0
Net Income Excluding Redeemable Noncontrolling Interest	113.6	88.3	271.0	182.6
Change in redemption value of redeemable noncontrolling interest	—	(0.2)	—	(0.4)
Net income allocated to participating securities	(0.3)	(0.5)	(0.7)	(1.1)
Net Income Allocated to Common Stockholders	$113.3	$87.6	$270.3	$181.1
Net Income Per Share Allocated to Common Stockholders:
Basic earnings per share	$1.04	$0.79	$2.46	$1.62
Diluted earnings per share	1.03	0.78	2.45	1.62
Weighted average shares used in computing income per share:
Basic	109.5	111.5	109.9	111.5
Diluted	109.6	111.6	110.1	111.6

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Cboe Global Markets, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets (Unaudited)

June 30, 2020 and December 31, 2019

	June 30,	December 31,
(in millions)	2020	2019
Assets
Current Assets:
Cash and cash equivalents	$210.1	$229.3
Financial investments	176.5	71.0
Accounts receivable, net	376.8	234.7
Income taxes receivable	—	56.8
Other current assets	17.8	15.8
Total Current Assets	781.2	607.6

Investments	61.3	61.2
Property and equipment, net	75.6	47.0
Property held for sale	13.0	21.1
Operating lease right of use assets	117.8	53.4
Goodwill	2,730.4	2,682.1
Intangible assets, net	1,526.2	1,589.9
Other assets, net	60.8	51.6
Total Assets	$5,366.3	$5,113.9

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable and accrued liabilities	$216.0	$171.9
Section 31 fees payable	247.5	99.0
Deferred revenue	17.3	4.5
Income taxes payable	14.9	4.0
Current portion of contingent consideration liabilities	0.8	2.2
Total Current Liabilities	496.5	281.6

Long-term debt	868.6	867.6
Unrecognized tax benefits	148.8	135.9
Deferred income taxes	384.9	399.7
Non-current operating lease liabilities	137.3	46.7
Contingent consideration liabilities	19.7	—
Other non-current liabilities	24.2	26.8
Total Liabilities	2,080.0	1,758.3

Stockholders’ Equity:
Preferred stock	—	—
Common stock	1.2	1.2
Treasury stock at cost	(1,120.5)	(887.1)
Additional paid-in capital	2,704.5	2,691.3
Retained earnings	1,703.7	1,512.6
Accumulated other comprehensive (loss) income, net	(2.6)	37.6
Total Stockholders’ Equity	3,286.3	3,355.6

Total Liabilities and Stockholders' Equity	$5,366.3	$5,113.9

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Non-GAAP Information

In addition to disclosing results determined in accordance with GAAP, Cboe Global Markets has disclosed certain non-GAAP measures of operating performance. These measures are not in accordance with, or a substitute for, GAAP, and may be different from or inconsistent with non-GAAP financial measures used by other companies. The non-GAAP measures provided in this press release include net transaction fees, adjusted operating expenses, adjusted operating income, adjusted operating margin, adjusted net income allocated to common stockholders and adjusted diluted earnings per share, effective tax rate on adjusted earnings, adjusted cash, EBITDA, EBITDA margin, adjusted EBITDA and adjusted EBITDA margin.

Management believes that the non-GAAP financial measures presented in this press release, including adjusted operating income and adjusted operating expenses, provide additional and comparative information to assess trends in our core operations and a means to evaluate period-to-period comparisons. Non-GAAP financial measures disclosed by management are provided as additional information to investors in order to provide them with an alternative method for assessing our financial condition and operating results.

Amortization expense of acquired intangible assets: We amortize intangible assets acquired in connection with various acquisitions. Amortization of intangible assets is inconsistent in amount and frequency and is significantly affected by the timing and size of our acquisitions. As such, if intangible asset amortization is included in performance measures, it is more difficult to assess the day-to-day operating performance of the businesses, the relative operating performance of the businesses between periods and the earnings power of the company. Therefore, we believe performance measures excluding intangible asset amortization expense provide investors with an additional basis for comparison across accounting periods.

Acquisition-related expenses: From time to time, we have pursued acquisitions, which have resulted in expenses which would not otherwise have been incurred in the normal course of the company’s business operations. These expenses include integration costs, as well as legal, due diligence and other third party transaction costs. The frequency and the amount of such expenses vary significantly based on the size, timing and complexity of the transaction. Accordingly, we exclude these costs for purposes of calculating non-GAAP measures which provide an additional analysis of Cboe’s ongoing operating performance or comparisons in Cboe’s performance between periods.

The tables below show the reconciliation of each financial measure from GAAP to non-GAAP. The non-GAAP financial measures exclude the impact of those items detailed below and are referred to as adjusted financial measures.

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Reconciliation of GAAP and non-GAAP Information

	Three Months Ended		Six Months Ended
Table 4	June 30,		June 30,
(in millions, except per share amounts)	2020	2019	2020	2019
Reconciliation of Net Income Allocated to Common Stockholders to Non-GAAP (As shown on Table 1)
Net income allocated to common stockholders	$113.3	$87.6	$270.3	$181.1
Non-GAAP adjustments
Acquisition-related expenses (1)	9.4	20.8	10.2	23.1
Amortization of acquired intangible assets (2)	30.0	34.1	62.5	71.7
Change in redemption value of noncontrolling interest	—	0.2	—	0.4
Total Non-GAAP adjustments	39.4	55.1	72.7	95.2
Income tax expense related to the items above	(9.3)	(13.2)	(16.9)	(23.2)
Impairment charges attributed to noncontrolling interest	—	(3.6)	—	(3.6)
Net income allocated to participating securities - effect on reconciling items	(0.1)	(0.2)	(0.5)	(0.4)
Adjusted net income allocated to common stockholders	$143.3	$125.7	$325.6	$249.1

Reconciliation of Diluted EPS to Non-GAAP
Diluted earnings per common share	$1.03	$0.78	$2.45	$1.62
Per share impact of non-GAAP adjustments noted above	0.28	0.35	0.51	0.61
Adjusted diluted earnings per common share	$1.31	$1.13	$2.96	$2.23

Reconciliation of Operating Margin to Non-GAAP
Revenue less cost of revenue	$296.9	$283.2	$655.2	$562.6
Non-GAAP adjustments noted above	—	—	—	—
Adjusted revenue less cost of revenue	$296.9	$283.2	$655.2	$562.6
Operating expenses (3)	$135.2	$158.0	$267.1	$292.0
Non-GAAP adjustments noted above	39.4	54.9	72.7	94.8
Adjusted operating expenses	$95.8	$103.1	$194.4	$197.2
Operating income	$161.7	$125.2	$388.1	$270.6
Non-GAAP adjustments noted above	39.4	54.9	72.7	94.8
Adjusted operating income	$201.1	$180.1	$460.8	$365.4
Adjusted operating margin (4)	67.7%	63.6%	70.3%	64.9%

Reconciliation of Income Tax Rate to Non-GAAP
Income before income taxes	156.6	119.6	374.1	246.3
Non-GAAP adjustments noted above	39.4	55.1	72.7	95.2
Adjusted income before income taxes	$196.0	$174.7	$446.8	$341.5

Income tax expense	43.0	35.1	103.1	67.7
Non-GAAP adjustments noted above	9.3	13.2	16.9	23.2
Adjusted income tax expense	$52.3	$48.3	$120.0	$90.9
Adjusted income tax rate	26.7%	27.7%	26.9%	26.6%

(1) This amount includes professional fees and outside services, severance, facilities expenses, impairment charges and other costs related to the company’s acquisitions.

(2) This amount represents the amortization of acquired intangible assets related to the company’s acquisitions.

(3) The company sponsors deferred compensation plans held in a rabbi trust. The expenses or income related to the deferred compensation plans are included in “Compensation and benefits” ($2.2 million and $3.7 million in expense for the three months ended June 30, 2020 and 2019, respectively, and $0.1 million and 3.7 million in the six months ended June 30, 2020 and 2019, respectively), and are directly offset by deferred compensation income, expenses and dividends included within “Other expense, net” ($2.2 million and $3.7 million in income, expense and dividends in the three months ended June 30, 2020 and 2019, respectively, and $0.1 million and $3.7 million in the six months ended June 2020 and 2019, respectively), on the condensed consolidated statements of income. The deferred compensation plans’ expenses are not adjusted out of “adjusted operating expenses” and do not have an impact on “Income before income taxes.”

(4) Adjusted operating margin represents adjusted operating income divided by adjusted revenue less cost of revenue.

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EBITDA Reconciliations

EBITDA (earnings before interest, income taxes, depreciation and amortization) and Adjusted EBITDA are widely used non-GAAP financial measures of operating performance. EBITDA margin represents EBITDA divided by revenues less cost of revenues (net revenue). It is presented as supplemental information that the company believes is useful to investors to evaluate its results because it excludes certain items that are not directly related to the company’s core operating performance. EBITDA is calculated by adding back to net income interest expense, income tax expense, depreciation and amortization. Adjusted EBITDA is calculated by adding back to EBITDA acquisition-related expenses and impairment charges attributed to noncontrolling interest.  EBITDA and Adjusted EBITDA should not be considered as substitutes either for net income, as an indicator of the company’s operating performance, or for cash flow, as a measure of the company’s liquidity. In addition, because EBITDA and Adjusted EBITDA may not be calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies.  Adjusted  EBITDA margin represents Adjusted EBITDA divided by net revenue.

Table 5	Three Months Ended		Six Months Ended
(in millions)	June 30,		June 30,
Reconciliation of Net Income Allocated to Common Stockholders to EBITDA and Adjusted EBITDA (Per Table 1)	2020	2019	2020	2019
Net income allocated to common stockholders	$113.3	$87.6	$270.3	$181.1
Interest expense, net	7.3	10.0	14.6	19.9
Income tax provision	43.0	35.1	103.1	67.7
Depreciation and amortization	38.0	43.7	78.5	90.9
EBITDA	$201.6	$176.4	$466.5	$359.6
EBITDA Margin	67.9%	62.3%	71.2%	63.9%

Non-GAAP adjustments not included in above line items
Acquisition-related expenses	9.4	20.8	10.2	23.1
Impairment charges attributed to noncontrolling interest	—	(3.6)	—	(3.6)
Adjusted EBITDA	$211.0	$193.6	$476.7	$379.1
Adjusted EBITDA Margin	71.1%	68.4%	72.4%	67.4%

Table 6
(in millions)	June 30,	December 31,
Reconciliation of Cash and cash equivalents to Adjusted Cash	2020	2019
Cash and cash equivalents	$210.1	$229.3
Financial investments	176.5	71.0
Less deferred compensation plan assets	(20.9)	(23.4)
Less cash collected for Section 31 Fees	(189.4)	(69.0)
Adjusted Cash	$176.3	$207.9

Table 7
(in millions)
Reconciliation of Net Transaction Fees –Three Months Ended June 30, 2020 and 2019
	Consolidated		Options Segment		U.S. Equities Segment		Futures Segment		European Equities Segment		Global FX Segment
	Three Months Ended		Three Months Ended		Three Months Ended		Three Months Ended		Three Months Ended		Three Months Ended
	June 30,		June 30,		June 30,		June 30,		June 30,		June 30,
	2020	2019	2020	2019	2020	2019	2020	2019	2020	2019	2020	2019
Transaction fees	$618.3	$426.9	$250.8	$185.9	$325.1	$182.0	$15.8	$28.3	$15.2	$19.5	$11.4	$11.2
Liquidity payments	(415.6)	(235.8)	(132.0)	(73.3)	(279.4)	(156.2)	—	—	(4.2)	(6.3)	—	—
Routing and clearing	(17.7)	(9.2)	(5.0)	(3.5)	(12.7)	(5.7)	—	—	—	—	—	—
Net transaction fees	$185.0	$181.9	$113.8	$109.1	$33.0	$20.1	$15.8	$28.3	$11.0	$13.2	$11.4	$11.2

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